CANACCORD INTERNATIONAL LTD.
             Valle Verde, No. 1 Lancaster, St. James, Barbados, W.I.
                    Phone: (246) 432-1423 Fax: (246) 432-9703



March 15, 2001

Mr. Mark Bruner
Gasco Energy Inc.
14 Inverness Drive East
Building H, Suite 236
Englewood, CO, USA
80112

Dear Mr. Bruner:

Re:  Proposed Financing

Canaccord International Ltd. (the "Agent") is interested in acting as agent for Gasco Energy Inc. (the "Company" or "Gasco Energy") in connection with a private offering of common shares (the "Common Shares") of the Company on a best efforts basis to raise gross proceeds up to US$4,200,000 (the "Offering") as described in the term sheet attached hereto as Schedule B. This represents the Agent's allocation of a private placement which totals US$7,200,000. The purpose of this letter is to set forth the understanding of the Agent's engagement by the Company in respect of the Offering. The completion of the Offering shall be subject to, among other things as outlined below, full due diligence by the Agent to its complete satisfaction and the receipt of all necessary regulatory approvals which the Company agrees to use its best efforts to obtain.

It is understood that this letter agreement is an agreement in principle and is subject to the execution by the Company and the Agent of a formal agency agreement (the "Agreement") in a form satisfactory to both parties. In the event that for any reason no Agreement is executed, no legal obligation will result from this letter, except for any obligations of the Company to the Agent pursuant to paragraphs 4 and 7 herein.

The Agreement shall include, without limitation, the terms listed below:

1.       The Offering

The Agent will act in connection with a private offering of Common Shares to be qualified by the relevant SEC documents to raise up to US$4,200,000. The Offering will be made, and the Agent's compensation therefore will be paid, on the terms set out in Schedule B attached hereto and incorporated by reference herein. The Offering will be planned in close consultation with the Company in order to establish further terms that are compatible with the progress of the Company at the time.

2.       Standard Provisions

The Agreement shall contain those representations and warranties, conditions, indemnities and contribution provisions as well as "due diligence out", "market out", "disaster out" and "material change out" provisions as are usual in agreements of this type.

3.       Due Diligence

The Agent and its counsel will be given access to the Company's corporate, financial and other records for the purposes of conducting due diligence in respect of the Company and the Offering. Due diligence shall be completed to the Agent's complete satisfaction prior to the completion of the Offering.

4.       Expenses

The Company will pay all of the expenses and fees of the Agent incurred in connection with the transactions and services described herein including the fees of the Agent's legal counsel and consultants and specialists, if required, and all reasonable out-of-pocket costs incurred by the Agent including travel expenses for any road-shows and otherwise. Subject to the following, any such expenses not paid by the Company prior to the Offering will be deducted from the proceeds of the Offering.

Upon signing this letter, the Company hereby agrees to deposit a US$25,000 retainer in trust with the Agent. The said retainer will be applied towards the Agent's fees and disbursements. Once the retainer is drawn down, the Agent shall, from time to time, send an invoice to the Company representing any additional fees and expenses of the Agent incurred in connection with the Offering.

All fees and expenses shall be payable by the Company upon receiving an invoice from the Agent and shall be payable by the Company whether or not the Offering is completed, terminated or withdrawn.

5.       Corporate Fee

The Agent will work exclusively with the Company in Europe with regard to its financing requirements. The Agent will, from time to time, assist the Company as to the required legal, accounting and regulatory requirements of offerings in Europe. The Agent shall be paid a corporate finance fee of US$5,000 per month for 12 months (the "Corporate Fee"), commencing upon closing of the Offering. The Corporate Fee compensates the Agent for its fiscal agency costs, and the Agent will continue to provide fiscal advice, assistance with contacts, road shows, and related financial services during that period.

6.       Right of First Refusal

The Company will grant the Agent, subject to pre-existing rights of Wet Coast Management Corp., a right of first refusal on any further equity financings up to US$25 million that it may require or propose to obtain for a period of twelve months following the closing date of the Offering. If over US$25 million, the Agent will be entitled to a minimum commission of 2.5% of the gross proceeds of the contemplated offering. If the Agent is not willing to match the conditions of a financing as available by the "right of first refusal", the Agent will relinquish its exclusivity rights with regard to that particular financing only.

7.       Indemnity

The Company covenants and agrees to indemnify the Agent as provided for in Schedule "A" attached hereto.

This letter agreement will be governed by and construed in accordance with the laws of Barbados and the parties submit to the non-exclusive jurisdiction of the Barbadian courts.

If this letter accurately reflects the Company's understanding of the terms of its agreement with the Agent, please so indicate by executing and returning to the Agent a copy of this letter.

Yours truly,

CANACCORD INTERNATIONAL LTD.


Per:________________________________


AGREED TO AND ACCEPTED this ______ day of March, 2001.

GASCO ENERGY INC.


Per: ______________________________

                                  SCHEDULE "A"

Gasco Energy Inc. (the "Indemnitor) hereby agrees to indemnify and hold Canaccord International Ltd. and/or any of its affiliate or subsidiary companies and/or divisions (hereinafter referred to as the "Agent") and each and every one of the directors, officers, employees and shareholders of the Agent (hereinafter referred to as the "Personnel") harmless from and against any and all expenses, losses, claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of its counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Agent to which the Agent and/or its Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Indemnitor by the Agent and its Personnel hereunder or otherwise in connection with the matters referred to in the attached letter agreement, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

i. the Agent or its Personnel have been negligent or dishonest or have committed any fraudulent act in the course of such performance; and

ii. the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the negligence, dishonesty or fraud referred to in (i).

If for any reason (other than the occurrence of any of the events itemised in (i) and (ii) above, the foregoing indemnification is unavailable to the Agent or insufficient to hold it harmless, then the Indemnitor shall contribute to the amount paid or payable by the Agent as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Agent on the other hand but also the relative fault of the Indemnitor and the Agent, as well as any relevant equitable considerations provided that the Indemnitor shall in any event contribute to the amount paid or payable by the Agent as a result of such expense, loss, claim, damage or liability any excess of such amount over the amount of the fees received by the Agent hereunder.

The Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor and/or the Agent by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or the Agent and Personnel of the Agent shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor by the Agent, the Agent shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs and out-of-pocket expenses incurred by the Agent and its Personnel in connection therewith shall be paid by the Indemnitor as they occur.

Promptly after receipt of notice of the commencement of any legal proceeding against the Agent or any of its Personnel or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Agent will notify the Indemnitor in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Indemnitor, will keep the Indemnitor advised of the progress thereof and will discuss with the Indemnitor all significant actions proposed.

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to the Personnel of the Agent and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, the Agent and any of the Personnel of the Agent. The foregoing provisions shall survive the completion of professional services rendered under the attached letter agreement or any termination of the authorization given by the attached letter agreement.

___________________________         for  Canaccord International Ltd.


___________________________         for Gasco Energy Inc.